SeraCare Reports Second Quarter Fiscal Year 2010 Results
—Second Quarter Revenue Increased 18% Over Prior Year Comparable Period—
—Second Quarter Cash Grew by $2.6M to End the Quarter with $10.8M in Cash—

Milford, MA, April 29, 2010—SeraCare Life Sciences, Inc. (NASDAQ: SRLS), a global life sciences company providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics, today reported operational and financial results for its second quarter of fiscal year 2010, ended March 31, 2010.

SeraCare reported revenue of $12.9 million for the quarter ended March 31, 2010 compared to $10.9 million for the same quarter of the prior year, reflecting 18% growth. Gross margins increased to 43% for the quarter compared to 34% for the same quarter of the prior year. The Company earned net income of $2.1 million and earnings per share on a basic and diluted basis of $0.11 for the quarter ended March 31, 2010 compared to a net loss of $0.6 million and a loss per share on a basic and diluted basis of $0.03 during the same period in fiscal 2009.

“SeraCare’s second quarter of fiscal 2010 reflects substantially increased revenues, margins and profitability,” said Susan Vogt, President and Chief Executive Officer. “These strong financial results also mark SeraCare’s fourth consecutive profitable quarter—a significant milestone for our Company.”

Recent Corporate Highlights:

•	Continued a major initiative to drive future European growth, increasing our portfolio of high volume ACCURUN® Controls with CE marking to more than 60 products as of March 31, 2010 and increasing direct sales representation in Europe

•	Increased Diagnostic & Biopharmaceutical Products revenue by $0.7 million, or 8%, and BioServices revenue by $1.3 million, or 51%, for the quarter ended March 31, 2010 compared to the same quarter in the prior year

•	Increased Diagnostic & Biopharmaceutical Products gross profit margin to 54% in the quarter ended March 31, 2010 from 39% in the same quarter in the prior year

•	Generated $2.6 million in cash from operations during the quarter ended March 31, 2010, an increase of $1.7 million compared to cash from operations of $0.9 million for the three months ended March 31, 2009

•	Increased cash balance to $10.8 million as of March 31, 2010 compared to $8.2 million at December 31, 2009

“In the second quarter of fiscal 2010, we continued to grow revenue,” said Gregory Gould, Chief Financial Officer. “Additionally, we greatly increased the fundamental financial strength of SeraCare over the last twelve months, generating more than $9.7 million in cash from operations and reducing our debt from $5.1 million at March 31, 2009 to less than $0.1 million at March 31, 2010. We are well positioned for the second half of the fiscal year.”

About SeraCare Life Sciences, Inc.:
SeraCare serves the global life sciences industry by providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics. The Company’s innovative portfolio includes diagnostic controls, plasma-derived reagents and molecular biomarkers, biobanking and contract research services. SeraCare’s quality systems, scientific expertise and state-of-the-art facilities support its customers in meeting the stringent requirements of the highly regulated life sciences industry.

Forward-Looking Statements:
This press release contains disclosures that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about SeraCare Life Sciences, Inc. (“SeraCare” or the “Company”). All statements regarding our expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budget, projected costs or cost savings, capital expenditures, competitive positions, growth opportunities for existing products or products under development, plans and objectives of management for future operations and markets for stock are forward-looking statements. In addition, forward-looking statements include statements in which we use words such as “expect,” “believe,” “anticipate,” “intend,” or similar expressions. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we cannot assure you that these expectations will prove to have been correct, and actual results may differ materially from those reflected in the forward-looking statements. Factors that could cause our actual results to differ from the expectations reflected in the forward-looking statements in this press release include, but are not limited to, failure to maintain proper inventory levels, availability of financing, reductions or terminations of government or other contracts, interruption in our supply of products or raw materials, actions of SeraCare’s competitors and changes in the regulatory environment. Many of these factors are beyond our ability to control or predict.

Contacts:
Gregory A. Gould
Chief Financial Officer
SeraCare Life Sciences, Inc.
508-244-6400

Sarah Cavanaugh
MacDougall Biomedical Communications
781-235-3060

SERACARE LIFE SCIENCES, INC.

STATEMENTS OF OPERATIONS — UNAUDITED

	For the Three Months Ended		For the Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Revenue	$12,851,370	$10,863,948	$24,108,475	$20,134,567

Cost of revenue	7,292,792	7,119,634	13,633,123	14,104,173

Gross profit	5,558,578	3,744,314	10,475,352	6,030,394

Research and development expense	168,332	302,621	331,605	696,197
Selling, general and administrative expenses	3,407,817	3,434,250	6,668,223	7,027,082
Impairment of goodwill	—	—	—	15,091,099
Loss related to assets held for sale	—	600,000	—	600,000

Operating income (loss)	1,982,429	(592,557)	3,475,524	(17,383,984)

Interest expense	(25,925)	(104,215)	(230,650)	(206,383)
Other income, net	27,618	91,050	30,083	98,632

Income (loss) before income taxes	1,984,122	(605,722)	3,274,957	(17,491,735)

Income tax (benefit) expense	(112,225)	—	(103,925)	24,510

Net income (loss)	$2,096,347	$(605,722)	$3,378,882	$(17,516,245)

Earnings (loss) per common share
Basic	$0.11	$(0.03)	$0.18	$(0.94)

Diluted	$0.11	$(0.03)	$0.18	$(0.94)

Weighted average shares outstanding
Basic	18,828,199	18,577,420	18,783,747	18,573,116

Diluted	19,005,353	18,577,420	19,024,835	18,573,116